SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUESTCOR PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note:

The following is a transcript of a conference call hosted by Questcor Pharmaceuticals, Inc. on May 12, 2011 at 1:00 p.m. ET/10:00 a.m. PT.

Operator:	Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Questcor Pharmaceuticals Update Conference Call. During today’s presentation, all parties will be in a listen-only mode and following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, you’ll need to lift the handset before making your selection. This conference is being recorded today, Thursday, May 12, 2011. I would now like to turn the conference over to Doug Sherk with EVC Group. Please, go ahead.

Doug Sherk:	Thank you, Operator, and welcome, everyone, to the Questcor Pharmaceuticals conference call to discuss yesterday’s press release, which is posted on the Company’s website at www.Questcor.com.

We’ve arranged for a tape replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call. The call is being broadcast live via webcast and an archive will also be available. To access the webcast and archive, go to Questcor’s website.

Before we get started, I’d like to remind you that during the course of this conference call, the Company will make projections and forward-looking statements regarding future events. We encourage you to review the Company’s past and future filings with the SEC, including without limitation the Company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

With that, let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey:	Good afternoon or good morning, depending on your location, to everybody on the call.

Yesterday, we issued a press release to inform you about an unusual situation related to our proxy solicitation of more shares for our stock option plan. We’d like to explain our position on this issue, as well as ask for our shareholders’ support. Of course, we will take this opportunity to give you a brief business update on today’s call.

Mike Mulroy, our CFO, will describe the strange nexus between our popular share buyback program and the routine stock option expansion request. Then, I will provide some new information about MS and NS sales. After my remarks, we will take questions on either subject.

Now, let me turn the call over to Mike to explain the connection between share repurchase and stock options.

Mike Mulroy:	Thanks, Don.

We are reaching out to our shareholders because it appears that a significant number of you have voted against our proposal to add shares to our 2006 Equity Incentive Award Plan, based on the recommendation of ISS. This is an important matter to the Questcor Board, our management team, and all of our employees. Together with our performance-based bonus policy which is tied to operating income and, for our sales force, our performance-based commission structure, the 2006 Plan is a critical element of our employee pay-for performance incentive and motivation program. As such, the Plan is a fundamental component of our strategy and ability to continue to drive shareholder returns. We ask all shareholders to support our stock option plan.

As we have discussed with many of you in our one-on-one meetings, Questcor is a very shareholder-oriented company. We have two significant investors who between their funds own over 7% of Questcor shares on our Board of Directors and three members of our executive management team have served on or advised our Board. Over the past few years, we have implemented several pro-shareholder governance initiatives, including the elimination of our shareholder rights plan, or poison pill, and the implementation of independent director stock ownership guidelines.

We also maintain an ongoing dialogue with our shareholders and believe we provide shareholders with an unusually high level of access to key management and employees. As ISS points out in its executive summary, Questcor shareholder returns over the last five years are almost 100 times higher than the Russell 3000 and that is per year or annualized. So, it is especially puzzling to us that many of the owners of Questcor are voting against the stock option plan and are apparently following the recommendation of ISS without understanding the harm we see in that action.

Before getting into the ISS analysis of the dilutive impact of the stock option plan, I want to make a note about the re-pricing language in the plan. ISS rightly objected to this old, legacy language, which was tucked-away in the amendment section of the plan. It was frankly old language which we had not focused on, and it is unfortunate it has become an issue. We have never re-priced an option and immediately deleted the provision once ISS noted it.

Now, let me turn to the dilution issue, and the no recommendation from ISS. ISS has noted that the 3.5 million shares that the Company is requested causes their self-imposed threshold of 15% to be exceeded. As such, independent of the re-pricing language issue which we have dealt with, they have recommended that the shareholders vote against our proposal to add shares to our ‘06 Plan.

By way of background, Questcor has long maintained an equity compensation program, and all of our 150 plus employees participate in the program under our ‘06 Plan. That Plan has incentivized our employees to build exceptional value for all of our shareholders. And, the beauty of stock options is that employees only make money when you make money. Around the time this plan was initially approved by our shareholders in May of 2006, our market cap was approximately $30 million to $40 million dollars. This morning our market cap exceeded $1.4 billion — about 30 or 40 times that original value. Our employees and our shareholders have been partners in this value creation, and we believe that this spirit of partnership is threatened by ISS.

We believe there are three major flaws in the ISS analysis.

One, most importantly, ISS does not take into account our share repurchase program. Since 2008, we have retired approximately 15 million common and common equivalent shares which represents more than 20% of the outstanding shares, returning $78 million to our shareholders. Had we sat on that cash and not repurchased these shares, our share count would be higher, substantially reducing the calculated dilutive impact of our option program. It frankly seems illogical to us to penalize a company for returning cash to shareholders through a very popular share repurchase program like ours.

Two, ISS includes in its analysis all of our previously granted stock options, even though many of these options are deep in-the-money due our exceptional shareholder returns. In our opinion, the 3.7 million vested, deep in-the-money options should be classified as equity for purposes of examining future dilution. Removing those options from the analysis also reduces the calculated dilution. Together with the adjustment for the share repurchase, we believe the ISS model would show dilution — or Shareholder Value Transfer in ISS parlance — of approximately 12%, well below their own arbitrary 15% figure.

Three, ISS does not appear to give any consideration to the Company’s performance. While they show our five year annualized total shareholder return to be 70% and I note it is much higher, 160% annualized when measured over 4 years. The time period — and that’s the period since our major executive team and strategy change and that compared to less than 1% annualized for the Russell 3000 and they don’t say anything about that level of performance. Given the significant increase in our stock price, it would seem logical to consider historic option grants in a different light.

Specifically, it should be noted that historic grants were made at significantly lower stock prices and thus had significantly lower per option grant values. As such, they were generally for more shares than more recent grants. Yet ISS does not differentiate between old grants and new grants. But more importantly, we believe that shareholders should take the Company’s performance into account when deciding how much flexibility to afford the Company’s Board and management in providing equity-based incentive compensation to the Company’s employees. Shareholders have done very well investing in Questcor and we want to continue that trend by continuing the partnership between our employees and our shareholders.

Of course, Shareholder Value Transfer is just one measure of dilution. ISS also uses a burn rate analysis to measure dilution, and notes on page 14 of their report that Questcor’s burn rate is 2.75%, which is well below our peer group burn rate of 5.6%. On a long-term basis, we target a burn rate of 2% but have run above that due to the value-enhancing growth of our employee base. For example, late last year we doubled the size of our sales force and, as Don will discuss, we are currently working on a plan to expand our NS selling effort. Of course, attracting and retaining great talent is a key area of execution for Questcor, and our equity compensation plan plays a key role in that effort. As we are continuing to seek to expand our employee base, we do not want to get caught in a position where we run out of shares.

While we have focused on ISS, we note that Glass Lewis also makes these same errors in their analysis and in arriving at a similar conclusion. Also, please note that the current actually issued options, including those that are deep in the money are about 9% of our outstanding shares and only 5% if deep in the money options are excluded.

In summary, we have dealt with the re-pricing concern by immediately deleting the relevant section from our 2006 Plan. But with respect to the ISS recommendation regarding the number of shares we are asking for, we disagree with ISS and Glass Lewis and ask our shareholders to consider all the relevant facts, rather than adhere to the formulaic recommendation of a third-party. We need your help to fix this problem.

Don?

Don Bailey:	Thanks for that explanation Mike.

On our recent earnings call, we noted that March was a blow-out month for MS, leading to a record monthly new-paid prescription level, shattering the prior record in February. Well, April new paid MS scripts were higher than Marc. Not by much, but there were two fewer business days in April. So, measured on a per business day basis, April was stronger than March.

Now, let’s talk about May and again we need to look at a per business day metric because we only have information for seven business days thus far in May. May is running somewhere between the March and April levels. So, the momentum is continuing.

We believe that the vials per script, which had been declining from prior quarters, should stabilize at current levels. And, at least a dozen of our sales representatives who had so-so first quarters are now having a very good second quarter. It appears that once the rep adopts our effective messaging and as well as the key factors for success, they can become very productive for the doctor, the doctor’s patients, and our Company.

Turning to nephrotic syndrome, the picture there is also encouraging. To review, new paid NS prescriptions in the first quarter hit new levels. Noting that we are dealing with a nascent marketing effort here, we are nonetheless very intrigued by these results. As with MS, March was the strongest month of the first quarter, benefiting from the efforts of what we are calling the Neph 5, our small, dedicated nephrology sales team. Again, April was better than March and that momentum has continued into May. We are being helped by positive remarks about Acthar in the treatment of NS from two top US nephrologists in the plenary session at the recent National Kidney Foundation conference. We are working on our plan to expand the selling effort here and are determined to do so in a way that does not detract from the building momentum we have with MS.

Returning to the main purpose of the call — the stock buyback program — we are seeking the advice of shareholders here. We have a couple of choices. We could withdraw the request for more option shares, but that might make us more hesitant to continue the buyback program. Alternatively, we could leave it on the agenda and see how the vote comes out. But, if the proposal is rejected by shareholders, we might be more hesitant to continue the buyback program, plus we will have the negative associated with the shareholder rejection.

So, we would appreciate your input on this topic. If you agree with us that more shares are appropriate for the option plan and that you like the share repurchase plan, please vote yes. Or if you already voted no, then change your vote to yes. We would be happy to walk you through how you can change your vote if you are unfamiliar with the process.

Operator, we can take your questions now.

Operator:

Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, you’ll need to lift the handset before making your selection. Our first question comes from the line of Tim Chang with CRT Capital. Please, go ahead.

Tim Chang:	Thanks. Don, I know that you talked about the ISS issues and basically is it as simple as this basic floating floor, what you’re talking about? And you’ll be able to issue more shares? Can you talk a little bit about how much your new reps are compensated with this stock option plan?

Don Bailey:	All employees get stock options. In total, we issued about 1.5 million shares of stock options last year, spread out over 150 employees. Each employee gets a different amount, of course. Does that answer your question?

Tim Chang:	Yes. I guess, certainly, if the ISS plan passes, basically this would significantly hamper your ability to retain some of your employees. How – is there any way you can tell how many votes you have for the ISS plan right now?

Don Bailey:	We have very few votes for and a significant number of votes against our proposal to add shares to the option plan so far. So, it looks like the measure is going to go down in defeat unless we can get shareholders to change their votes who voted no and for those who haven’t voted to vote yes. So, we have enough stock options left in the plan to certainly get through one more year. So, there are a fair number of options left in our kitty that we have not yet issued. We’re very careful about how we issue these. We have a very rigorous process. It involves the entire Board. And you can be sure that we’re very careful about those issuances. We have a budget, like Mike said, of about 2% a year and that’s targeted to both be able to have enough options for us to attract and retain key talent but also to manage the expense and, as ISS points out, we are well, well below the average for our peer group. We’re anything but excessive here. So, that’s the situation with the stock plan.

Tim Chang:	Okay. And then just to follow-up with one question on what you’ve talked about with the MS and the NS continued momentum. Is there any sort of hard numbers that you can provide at this point in terms of how May is looking or not – yes, how May is looking at this point? Is it a foregone conclusion that we’re going to see sequential paid prescription growth in MS and NS for Q2 relative to Q1?

Don Bailey:

Certainly if the April and May trend continues, the answer to that is yes. But we can’t predict what’s going to happen on May 13. So, we can’t really answer that question. We’re not prepared to give you specific numbers for April or May at this point because we haven’t scrubbed them. Before we issue public numbers, we go through a rather rigorous process to check the numbers and we haven’t had an opportunity to do that. The business update part of this call was done as a side effect to the main purpose, which was to talk about the stock option plan.

Tim Chang:	Okay. Great. Thanks, Don.

Operator:	Our next question comes from the line of Mario Corso with Caris and Company. Please, go ahead.

Mario Corso:	Yes. Just wanted to ask on the MS and NS prescriptions in terms of April and May thus far, do you have any insights? Are there new prescribers that are coming into the mix, or is more of the same prescribing base that’s prescribing more. And then in terms of the quarter over quarter, I mean obviously with the surge in March, we wouldn’t be looking at the overall Q1 level as the base. If April, May, June remain similar to March then we’re going to have an even larger increment over the Q1 numbers than we had on the Q1 numbers over Q4 of last year, right? Again, conceptually that’s the way I’m thinking about it. Thank you.

Don Bailey:	Conceptually, you’re thinking about it the right way. So, I’ll answer your two questions in reverse order. So, March was, as we had pointed out in the earlier communications, a significantly better month than the prior record of February. And if April is better than March and May is the same as March and April, it’s logical if that continues that Q2 would look more like three times March than a little bit better than Q1. So, I’ll leave the math to all of you guys but your thesis is correct. Second – what was your second question? I’ve forgotten now.

Mario Corso:	Your prescriber base, is that expanding?

Don Bailey:	Are there new docs? So, we have the same mix that we see in the past. So, with MS we have a mix of new doctors and existing doctors prescribing more. With nephrotic syndrome, it’s more new doctors than it is repeat doctors, I would say, so far in Q2.

Operator? Do we have any more questions in queue?

Operator:	Yes, sir. Our next question comes from the line of John Newman with Citadel. Please, go ahead.

John Newman:	Hi, Don. Thanks for taking the question. You made an interesting comment early in the call that you expect the vials per script to stabilize for MS. Is that based on what you’re currently seeing in the marketplace right now or is that just based on the work you’ve done with the former prescribers for MS flares that are using Acthar?

Don Bailey:	Frankly, it’s because the numbers are getting so low it can’t really go much lower. The vials per script are probably somewhere in the neighborhood of

1.6 to 1.9 vials per script in MS. And we just don’t think it can go a whole lot lower, maybe go to 1.5. Because there are some patients that just need two vials. But there’s – it’s a little confusing because what we’re classifying as a new script is based on a new piece of paper that comes through. So, sometimes a refill is actually a new script and sometimes a new script shows up as a refill. So, these are inexact numbers.

But all in all we do see that the initial prescriptions are generally being written more and more for one vial as opposed to two, and that’s the major driver in that coming down. And that’s just a natural consequence of our speaker’s program. Again, I want to repeat that this is not necessarily bad news. It sounds like it’s not good but in the end, we really don’t want patients receiving drug if they don’t need it because that’s generally the major cause of safety issues.

John Newman:	In nephrotic syndrome, in terms of your plans to potentially expand the sales force going forward, could you talk about whether we’ll see a measured expansion, as we’ve seen in the past for MS flares, or whether you might consider maybe something a bit more aggressive in terms of numbers of reps that you would consider adding?

Don Bailey:	That’s a good question and we’re nearing the end of the process of developing our preferred approach, which we will take to the Board of Directors here soon, which is appropriate since we’re talking – any major decision we like to get the Board’s approval, which is an appropriate level of control. And we certainly are going to benefit here from our experience with MS, where we expanded the sales force four or five times. So, we probably can be a little more aggressive than we were with MS, but we also like the incremental approach. There might just be slightly bigger increments than we did with MS.

John Newman:	Great. Thanks very much.

Operator:	Our next question comes from the line of Biren Amin with WJB Capital. Please, go ahead.

Biren Amin:	Hi. Thanks for taking my questions. Hi, Don. I was wondering if you can elaborate a little bit on the prescriber base for MS. I know last quarter you had about 500 neuros prescribing it compared to the previous quarter of about 400. So, can you just elaborate on if the numbers have gone up for this quarter?

Don Bailey:	Biren, I don’t have any new numbers on that stat. We generally don’t have that information till about the 20th of the month for the prior month. So, I don’t have April’s numbers yet. The last information is the information I’ve already given you guys.

Biren Amin:	Okay. That’s helpful. Then I guess Medicaid invoices from the 28 states, I know previously you said nine states had submitted. If you could maybe provide an update on if any additional states have submitted their invoices during the past several weeks?

Don Bailey:	No. We haven’t received any new ones but let me just — let me remind everybody on the call, in case they’re not familiar with this issue. So, there are 28 states that we’re expecting invoices from for managed care Medicaid patients. We received invoices from nine of the 28. So, there’s 19 left to come — however, the nine states were some of the bigger states. So, on a population basis, we’ve received roughly half of the bills. So, there’s half to go. It’s not one-third, two-thirds.

Biren Amin:	Okay. One last question on any new potential efforts with newer indications. When will we get an update on that?

Don Bailey:	We promised you an update on the second quarter earnings call, which would be in July. So, that’s probably most likely when we will do that. It wouldn’t be any later than that.

Biren Amin:	Okay. Great. Thanks.

Operator:	Our next question comes from the line of Bryan Delaney with Entrust. Please, go ahead.

Bryan Delaney:	Hey, guys. Thank you for taking the call. First question is: with this sales force, how much historically of the compensation is given via options?

Don Bailey:	Every sales representative gets an option, but frankly their commission structure is where they really can make money. They have a base salary and the commission structure is oriented for them, if they make quota, to get about 40% of their base compensation in the form of commissions but, if they exceed their quota, they can make a lot more. We had one sales rep make almost 100% of his base compensation in Q1 alone which means, if that person continued at that level, they could make 400% commission as compared to their base. So, we have an extraordinarily positive commission program and we think that’s far more important than stock options when it comes to sales reps and sales, but the stock options are also a key element, because they’re something everybody understands.

Bryan Delaney:	But the commissions — the quotas are based on what criteria to achieve the commissions? Is it based on scripts? Is it based on vials shipped? What is the criteria?

Don Bailey:	It’s based on scripts, because that’s the only thing we know for sure. So, it’s based on scripts versus a quota which is territory specific. And every quarter, that number is adjusted upward. So, each quarter the rep has a higher threshold to reach before commissions start kicking in.

Bryan Delaney:	That’s interesting, the fact that you said scripts is what you know for sure. You guys know what vials shipped to CuraScript is each quarter, because I would assume that’s what your revenue is recognized on.

Don Bailey:	We know what the vials are shipped to CuraScript’s distributer, but we don’t know how many vials are shipped on each script because that’s done at a pharmacy level, not at a distributer. There’s one distributer, but there’s 60 pharmacies and we don’t have visibility as to what happens at those pharmacies.

Bryan Delaney:	So, you made comments on the scripts based on what you’re seeing quarter to date, how sequentially do vials shipped into CuraScript look relative to the first quarter?

Don Bailey:	They run a little bit behind the script level because the vials — a script, generally, when we say a script is going to ship X vials per script, that’s not instantly. That’s over a 12 month period. So, for example, with nephrology where it’s pretty obvious to understand it because the treatment period is six to nine months, it’s easy to understand that. With MS, that second vial or third vial or fourth vial for an MS patient may not come for three months, six months, nine months. So, we would expect in a growing script environment for the vials to kind of lag behind that a little bit. Basically there’s a backlog being built up of vials to come from those scripts. Does that make sense?

Operator:	Thank you. Our next question comes from the line of Chris Holterhoff with Oppenheimer & Company. Please, go ahead.

Chris Holterhoff:	Hi, guys. Thanks for taking the question. Just on the ISS issue, if shareholders don’t support your stock option plan, it seems like you’ll be less likely to want to do future share repurchases. So, just wondering what your thoughts are about what to do with the extra cash you generate if you don’t do share buybacks?

Don Bailey:	Well, that’s a good question. We certainly are going to maintain our policy of no business development. At least that’s absent some unbelievable deal. We’re certainly not looking or anything. So, that really only leaves keeping the cash or return it in the form of a dividend. That’s really the only other two options.

Chris Holterhoff:	Okay. Thanks. And on nephrotic syndrome, I know it’s still kind of early in the effort, but just wondering if you can give us any color on the vials per script that we’re seeing so far?

Don Bailey:

Actually we don’t have any information there because there’s just too little data. The denominator in that calculation is so small that we really don’t. We know if a patient is treated for six months according to the dosing, it’s going to be eight vials to ten vials. But some docs are now talking about treating for nine months and then we don’t know whether patients will stop taking the drug. We don’t know what kind of patient drug compliance factors might creep in or whether — we just don’t have enough information. There’s too many variables at this point.

Chris Holterhoff:	Sure. Fair enough. And then just one last question on the potential sales force expansion into nephrotic syndrome. Can you talk about the timing? Is this something that we could expect maybe second quarter or is it more likely to happen by the end of the year?

Don Bailey:	We’re looking at our watch, not our calendar. So, this is — we’re talking about soon. We’re going to be doing this in the very near future. Hopefully before the end of the second quarter.

Chris Holterhoff:	Okay. Great. Thanks a lot for taking my questions.

Operator:	Thank you. Our next question comes from the line of Yale Jen with Maxim Group. Please, go ahead.

Yale Jen:	Thanks for taking the questions. Just on the other indication, in terms of IS, I know the number could be lumpy, but do you have any insight into how the paid script is going into the upfront?

Don Bailey:	IS is still in the normal range. But just to review, about 90 scripts per quarter seems to be the midpoint of that range, but it can grow anywhere from 60 to 120.

Yale Jen:	Okay. And also — so, that’s helpful. In terms of inventory, what level of inventory, at this moment, you have kept and was that different — too different from before? And what’s the thoughts on that going forward?

Don Bailey:	Overall, we think the inventory at the end of the quarter was roughly the same as it was at the end of December. The inventory at the distributer was low. But we think the inventory at the pharmacies was a little higher than normal. We know for sure what the inventory was at the distributer. The inventory at the pharmacies, we’re kind of working backwards to calculate. But those put together, on a sum basis, we think was about normal.

Yale Jen:	And the last question I have regarding the stock option is, was there a number you want to issue going forward if you get a more favorable vote from the shareholders?

Don Bailey:

Again, our goal is to maintain this budget of 2%, which would say something. When we developed that 2%, it was based on 77 million shares outstanding. So, 2% of that number is 1.5 million, which is what we issued last year. Interestingly enough, we were within that 2%. But the denominator changed to 60 million when we bought back all those shares. Now we’re running at 2.7%. We’d still like to try to maintain roughly in that 2%. The budget’s being penalized in some ways as well by the share repurchase plan, but even if we run a 2.5%, that’s still well, well, well below the peer group.

Yale Jen:	So, it’s fair to say you anticipate somewhere between 2% to 2.5% is something you will contemplate to issue going forward if you have the option?

Don Bailey:	That’s the goal. When we regain the flexibility to go lower or go higher depending on what’s going on, depending on — the reason it’s been higher is since we’ve hired so many people. When three years ago we only had 40 people; now we have 150. Maybe it’s more than that. We’re growing very rapidly and stock options are particularly an attractive part of the compensation package for any new employee.

Yale Jen:	Understood. Thanks a lot for answering the questions.

Don Bailey:	Sure, Yale.

Operator:	Ladies and gentlemen, if there any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection. The next question comes from the line of Brian Sugrue with Rose Advisors. Please, go ahead.

Brian Sugrue:	Hi. Thanks for taking the question. Just two quick kind-of clarifications. First, do you have any indication of how many prescriptions or how many prescribers there are in a given quarter? You say there’s 500 in the prescriber base but obviously not all of them are writing prescriptions in every quarter. Just wondering if you have any color on that?

Don Bailey:	Brian, I’m a little embarrassed to say I don’t have that number. I should because I got asked that question last call. I should’ve found that number and I apologize. What we said is that 500 docs had prescribed in the last six months and since we had 500 prescriptions in the first quarter it was probably — I’m going to guess 350 doctors that contributed to those 500. Certainly wouldn’t have been below 300 and certainly wouldn’t have been anywhere close to 500. So, something in that neighborhood.

Brian Sugrue:

Yes. Just conceptually, in terms of the vials per script, I’m just trying to think through it. You indicated on the last call that new scripts are typically — I think you reiterated it again today, new scripts are typically for one vial and certainly the conversations I’ve had with neurologists would indicate thus often there aren’t repeat patients given that over time the number of exacerbations has been declining in the MS population. I’m just trying to think through modeling forward on vials per script, if that trend continues where new scripts are just one vial, should we not see the vials per script in MS continue to fall to just about kind of one on average?

Don Bailey:	No. Your analysis is incorrect for several reasons. Number one, the number of exacerbations really aren’t dropping because disease modifying therapies have all been on the market for quite some time now. So, absent something new there, the number of exacerbations aren’t declining. So, the mean time between exacerbations seems to be about 15 months and we are seeing repeat patients. We’ve had the same patient get new prescriptions as many as four or five times in the last 3.5 years. So, about one out of six prescriptions is for a patient who was previously treated with Acthar. So, that would say that that’s not correct.

Second, some patients just need more than one vial. They need a second vial in order to finish the recovery back to their baseline level. So, we don’t think that one vial per script will end up being the bottom of this — bottom point in this calculation.

Brian Sugrue:	Okay. Just a final thing, sorry to circle back on the doctors, in terms of the attainable population of neurologists, those that actually treat MS, do you have any indication of where you’re at in terms of the 500 as a proportion of that and then the number on your call list as a proportion of that?

Don Bailey:	There are 8,000 neurologists. We’re calling on 4,000. We understand that there’s about 2,500 who are labeled MS Specialists. We know from at least one other drug that’s used to treat MS that they note that they have 6,000 prescribers. So, we think that 6,000 is probably a pretty good marker for the number of docs who could write Acthar. We don’t see any reason why a doctor writing Ampyra wouldn’t be a potential to write Acthar. So, that’s the numbers.

Brian Sugrue:	Okay. Thank you.

Operator:	Our next question is a follow-up from the line of Bryan Delaney with Entrust. Please, go ahead.

Bryan Delaney:	Hey, guys. Just a philosophical question. Why set the precedent of starting to give one month in type of trends on these types of calls? Is there a reason to kind of give some of the data around scripts but then not want to get into some of the conversations around numbers because the numbers have not yet been scrubbed? It’s just I question setting that type of precedent going forward.

Don Bailey:

No. We definitely don’t want to set that precedent but we are sensitive to the fact that there’s no other source of this information since there’s no retail component to our business. The purpose of the call was to talk about this proxy matter and the potential impact on the share repurchase plan. But I felt it was fair since we were on this call to talk about the business because I know that people are very interested in how the business is going. So, it was more a matter of opportunity than it was a — because we just gave you an update two weeks ago. Obviously we’re not going to have calls every two weeks.

Bryan Delaney:	Okay. And then if the option plan doesn’t go through, what’s wrong with then just paying the sales force more in cash compensation as opposed to options?

Don Bailey:	We have enough option grants for another year. You want a balanced program. You want a balanced compensation program because you want — the options are not only an incentive program. They’re a retention program, because they have vesting typically over four years. And so you want to build up a lot of unvested value in those options which right now because the stock price has been going up and up and up, there’s a lot of unvested value. Unvested value in the stock options is a huge retention feature. So, the commission program is an instant reward program and appropriately so. But you want to have that retention value which you can really only get with a plan like this.

Bryan Delaney:	Okay. Thank you very much.

Operator:	Our next question is a follow-up from the line of Yale Jen with Maxim Group. Please, go ahead.

Yale Jen:	Just a quick follow-up regarding how many prescribers are currently in the NS program? Has that increased or still in the process of making more?

Don Bailey:	With NS, nephrotic syndrome, we’re just getting started. So, just to review the history of MS we started with one doctor in 2008 and we’ve now built that up to over three dozen. It took three years to get from one to three dozen. And with nephrotic syndrome I believe we have two doctors right now and so it will — three years from now maybe we’ll have three dozen.

Yale Jen:	Great. Thanks a lot. I appreciate it.

Operator:	That is all the time we have left for questions. I’d like to turn the call back over to management for closing remarks.

Don Bailey:	Okay, Operator. Anyway, thank you, all, for calling in. If you have more questions about the ISS situation, the proxy situation, and the share buyback program, please give me a call. Bye-bye.

Operator:	Ladies and gentlemen, that does conclude our conference for today. If you’d like to listen to a replay of today’s conference, please dial 303-590-3030 or 800-406-7325 and enter the access code, 4441143. We’d like to thank you for your participation and you may now disconnect.

Note: Except for the historical information contained herein, this transcript contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•	Our ability to effectively manage our growth and our reliance on key personnel;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this transcript.